TRANSGLOBE ENERGY CORPORATION ANNOUNCES
OPERATIONS UPDATE

TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, April 27, 2018 – TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces an operations update for Egypt.
Operations Update Egypt

The Company has completed drilling the second South K-field development well at K-45 which was targeting the main Asl A sand in a crestal position in South K-field. The well was drilled to a total depth of 5,831 feet and encountered main Asl A sand approximately 66 feet structurally higher than the K-46 well and is structurally the highest well in South K-field Asl A & B pools. K-45 encountered an internally estimated 195 feet of net oil pay comprised of 120 feet of net oil pay in the Asl A pool (A1, A2 and A3), and 75 feet of net oil pay in the Asl B pool. The Company plans to initially complete the Asl B formation in K-45 and place the well on production in early May.

Following K-45, the drilling rig is scheduled to move to West Gharib and NW Gharib to drill Arta 54 and NWG 38A-3 respectively. Arta 54 is targeting the Nukhul/Red bed formation at the northern edge of the main Arta pool. The NWG 38A-3 well is planned as a water injection well to provide reservoir pressure support and enhanced recovery in the NWG 38 Red Bed pool. The first three wells drilled in the NWG 38 pool did not encounter a water leg and are currently producing at a combined, restricted rate of approximately 920 Bopd. It is expected that the current production rates will be optimized upon completion of the water injection scheme and stabilized reservoir pressures.

Following NWG 38A-3, the rig will return to the West Bakr concession and drill up to three development wells including two wells inside the recently negotiated reduced buffer zone targeting the M-field Asl A formation.

About TransGlobe

TransGlobe Energy Corporation is a Calgary-based, growth-oriented oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

Advisory on Forward-Looking Information and Statements

Certain statements included in this news release constitute forward-looking statements or forward-looking information under applicable securities legislation. Such forward-looking statements or information are provided for the purpose of providing information about management's current expectations and plans relating to the future. Readers are cautioned that reliance on such information may not be appropriate for other purposes. Forward-looking statements or information typically contain statements with words such as "anticipate", "believe", "expect", "plan", "intend", "estimate", "may", "will", "would" or similar words suggesting future outcomes or statements regarding an outlook. In particular, forward-looking information and statements contained in this document include, but are not limited to, anticipated drilling, completion and testing plans, including, the anticipated timing thereof, prospects being targeted by the Company, formations expected to be encountered during drilling, and rig mobilization plans; estimated net oil pay; expected future production from certain of the Company's drilling locations; TransGlobe's plans to drill additional wells, including the types of wells, anticipated number of locations and the timing of drilling thereof; the timing of rig movement and mobilization and drilling activity; anticipated production and ultimate recoveries from wells; the Company’s planned drilling program in each of Egypt and Canada; TransGlobe's plans to continue exploration, development and completion programs in respect of various discoveries; future requirements necessary to determine well performance and estimated recoveries; and other matters.
Forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information but which may prove to be incorrect. Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransGlobe.
In addition to other factors and assumptions which may be identified in this news release, assumptions have been made regarding, among other things, anticipated production volumes; the timing of drilling wells and mobilizing drilling rigs; the number of wells to be drilled; the Company's ability to obtain qualified staff and equipment in a timely and cost-efficient manner; the regulatory framework governing royalties, taxes and environmental matters in the jurisdictions in which the Company conducts and will conduct its business; future capital expenditures to be made by the Company; future sources of funding for the Company's capital programs; geological and engineering estimates in respect of the Company's reserves and resources; the geography of the areas in which the Company is conducting exploration and development activities; current commodity prices and royalty regimes; availability of skilled labour; future exchange rates; the price of oil; the impact of increasing competition; conditions in general economic and financial markets; availability of drilling and related equipment; effects of regulation by governmental agencies; future operating costs; uninterrupted access to areas of TransGlobe's operations and infrastructure; recoverability of reserves and future production rates; that TransGlobe will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; that TransGlobe's conduct and results of operations will be consistent with its expectations; that TransGlobe will have the ability to develop its properties in the manner currently contemplated; current or, where applicable, proposed industry conditions, laws and regulations will continue in effect or as anticipated as described herein; that the estimates of TransGlobe's reserves and resource volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; and other matters.
Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties which may cause actual results to differ materially from the forward-looking statements or information include, among other things, operating and/or drilling costs are higher than anticipated; unforeseen changes in the rate of production from TransGlobe's oil and gas properties; changes in price of crude oil and natural gas; adverse technical factors associated with exploration, development, production or transportation of TransGlobe's crude oil reserves; changes or disruptions in the political or fiscal regimes in TransGlobe's areas of activity; changes in tax, energy or other laws or regulations; changes in significant capital expenditures; delays or disruptions in production due to shortages of skilled manpower equipment or materials; economic fluctuations; competition; lack of availability of qualified personnel; the results of exploration and development drilling and related activities; obtaining required approvals of regulatory authorities; volatility in market prices for oil; fluctuations in foreign exchange or interest rates; environmental risks; ability to access sufficient capital from internal and external sources; failure to negotiate the terms of contracts with counterparties; failure of counterparties to perform under the terms of their contracts; and other factors beyond the Company's control. Readers are cautioned that the foregoing list of factors is not exhaustive. Please consult TransGlobe’s public filings at www.sedar.com and www.sec.gov/edgar.shtml for further, more detailed information concerning these matters, including additional risks related to TransGlobe's business.
The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise unless required by applicable securities laws. The forward-looking statements or information contained in this news release are expressly qualified by this cautionary statement.
Oil and Gas Advisories
References in this press release to internally estimated net oil pay from wireline logging tools, are useful in confirming the presence of hydrocarbons, however such evaluations of net oil pay are not determinative of the rates at which such wells will commence production and decline thereafter and are not indicative of long term performance or of ultimate recovery. While encouraging, readers are cautioned not to place reliance on such net oil pay in calculating the production for TransGlobe. Accordingly, the Company cautions that the estimated net oil pay results should be considered to be preliminary.

The following abbreviations used in this press release have the meanings set forth below:
Bopd    barrels of oil per day

For further information, please contact: Investor Relations Telephone: 403.264.9888 Email: investor.relations@trans-globe.com Web site: http://www.trans-globe.com